Exhibit 10.35

MAXWELL TECHNOLOGIES, INC.

9244 BALBOA AVENUE

SAN DIEGO, CALIFORNIA 92123 USA

December 19th, 2008

Tim Hart

Dear Tim:

You and Maxwell Technologies, Inc. (the “Company”) signed an Employment Agreement dated August 16, 2005 (the “Employment Agreement”). To avoid potential adverse tax consequences imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Employment Agreement is hereby amended as follows:

(a) The first paragraph of Subsection 4(b) of the Employment Agreement is hereby amended and restated to read as follows:

“Termination by the Company Without Cause. Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder at any time, for any reason or no reason, on not less than 30 days’ prior written notice. In the event of termination pursuant to this Subsection (b) and provided a Separation occurs, Executive will be paid an amount equal to one half of Executive’s annual base salary in effect on the date of such termination of employment. Such amount will paid in equal monthly installments. Payment of the severance pay will begin on the first regularly scheduled payroll date that occurs on or after 30 days after Executive’s Separation, but payments will cease if Executive has not complied with the release precondition set forth in Section 19 within the time period set forth in the release. For purposes of Section 409A of the Code, each salary continuation payment under this Subsection 4(b) is hereby designated as a separate payment.”

(b) The first paragraph of Subsection 4(e) of the Employment Agreement and Subsection (e)(i) are hereby amended and restated to read as follows:

“Termination by Executive Upon a Change of Control. In the event that (x) a Change of Control (as hereinafter defined) occurs and (y) at any time prior to the third anniversary of such Change of Control a Triggering Event (as hereinafter defined) shall occur and a Separation occurs, Executive may terminate his employment hereunder. In such event Executive shall be entitled to the following in lieu of the benefits under Subsection (b):

Tim Hart

December 19th, 2008

(i) Following the date of the Triggering Event, Executive shall be paid two cash payments, each to be equal to one half of the Executive’s annual base salary in effect on the date of the Triggering Event, with the first of such payment to be paid within 30 days of the Separation and the second of such payments to be paid on the six month anniversary of the date of the Separation, in each case subject to normal withholding, provided that the second of such payments will not be made if Executive has not complied with the release precondition set forth in Section 19 within the time period set forth in the release. For purposes of Section 409A of the Code, each of the two payments is hereby designated as a separate payment.”

(c) The first sentence of the second paragraph of Subsection 4(e) of the Employment Agreement is hereby amended and restated to read as follows and a new last sentence is added to the second paragraph of 4(e):

“In the event that the benefits provided for in this Subsection 4(e) to be paid Executive constitute “parachute payments” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall receive (a) a payment from the Company sufficient to pay the Federal and California income tax arising from the payment made under clause (a) of this sentence (collectively, the “Gross-up Payment”).”

“If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within five business days after the determination is delivered to the Company or its designate and in no event later than the close of the calendar year following the calendar year in which the Executive pays such excise tax.”

(d) Sub-clause (b) of Section 4(e) of the Employment Agreement is hereby amended and restated to read as follows:

“Triggering Event” means any of the following: (1) the termination by the Company without Cause of Executive’s employment pursuant to Subsection 4(b) hereof; (2) the material reduction of Executive’s annual base salary or annual incentive bonus formula from that in effect on the date of the Change of Control; (3) the removal of Executive as the Company’s Vice President, Chief Financial Officer and Treasurer or a reduction in his duties and responsibilities; or (4) the relocation of Executive’s principal place of employment to a location outside San Diego County, California. An event will not be considered a Triggering Event under subclauses (b)(2), (3), or (4) and reason for voluntary resignation under this subclause (b) unless Executive gives the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving Executive’s written notice. In addition, Executive’s resignation must occur within 12 months after the

Tim Hart

December 19th, 2008

condition comes into existence. This paragraph supersedes any contrary provision of this Employment Agreement.”

(e) The following new provisions are hereby inserted as new Subsections at the end of Section 4 of the Employment Agreement:

“(i) Separation from Service. For all purposes under this Employment Agreement, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

(j) Mandatory Deferral of Payments. If the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation, then (a) the severance payments under this Employment Agreement, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after Executive’s Separation and (b) any amounts that otherwise would have been paid during the first six months after Executive’s Separation will be paid in a lump sum when the severance payments commence. If applicable, this paragraph supersedes any contrary provision of this Employment Agreement.”

(f) Section 19 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“Release. If Executive’s employment hereunder shall terminate under Subsection 4(b) or 4(e), Executive agrees, as a condition to his entitlement to receive the amounts specified in such Subsections to be due to him, to execute and deliver to the Company a release in the form attached hereto as Exhibit A. The Company will deliver the form of release to Executive within 15 days after Executive’s Separation. Executive must execute and return the release within the period of time set forth in the form of release provided by the Company.”

Except as expressly set forth above, the Employment Agreement will remain in effect without change.

Tim Hart

December 19th, 2008

You may indicate your agreement with this amendment of the Employment Agreement by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours,

MAXWELL TECHNOLOGIES, INC.

By:	/s/ David Schramm
Name:	David Schramm
Title:	CEO

I have read and accept this amendment:

/s/ Tim Hart
Tim Hart

Dated: 19th December 2008

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